EXHIBIT 13.7

April 23, 2012

To whom it may concern,

CONSENT

This is to confirm that marketmind GmbH conducted consumer surveys commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
Austria	January 2012	508

The survey questions included the following questions:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is/was this home carbonation system?

We hereby give our consent to the use of data from the above surveys in the Annual Report on Form 20-F filed by SodaStream International Ltd. with the United States Securities and Exchange Commission and to the reference in the Annual Report to the name Ciao Surveys GmbH in connection therewith.

We further consent to the incorporation by reference of this consent, data from the above surveys and references to our name in connection therewith in the registration statement on Form S-8 (No. 333-170299) of SodaStream International Ltd.

Sincerely,

marketmind GmbH

By:	/s/ Michaela Brank
Name: Michaela Brank
Title: Mag.

marketmind GmbH, A-1090 Wien, Porzellangasse 32, T +43-1-3694626-0, F -33, FN 271986f, HG-Wien, UID ATU62336467 Bank: UniCredit Bank Austria AG, Kto Nr. 00798051033, BLZ 12000, IBAN: AT73 1200 0007 9805 1033, BIC: BKAUATVVW www marketmind at